UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

 TO SECTION 13 OR 15(d) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2007

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

TEXAS	0-22923	74-2763837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

The disclosure in Item 3.02 below is incorporated into this Item 1.01 by reference.

Item 3.02

Unregistered Sales of Equity Securities

On March 21, 2007, International Isotopes, Inc. (the “Company”) entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with certain institutional and private purchasers (the "Investors") pursuant to which it sold to the Investors (i) 13,333,331 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), (ii) Class C Warrants exercisable for 13,333,331 shares of the Company's common stock at an exercise price of $0.10, and (iii) Class D Warrants exercisable for 13,333,331 shares of the Company's common stock at an exercise price of $0.11, all for an aggregate sale price of approximately $1,200,000. The Class C and Class D Warrants are collectively referred to as the "Warrants."

The Securities Purchase Agreement provides the Investors with certain registration rights.  The Company is required to register all of the Common Stock issued and underlying the securities sold to the Investors within 45 days from the closing of the transaction.  The registration must be effective 120 days after the date of the agreement. The Company must pay the Investors a monthly amount equal to 1% of the greater of the aggregate purchase price paid by the Investors or the market value of the shares then outstanding if the registration is not filed or does not become effective on time, or upon the occurrence of certain events described in the Securities Purchase Agreement.  The registration rights provisions contain customary indemnification and contribution provisions.

The Warrants are for a term of 4 years and permit cashless exercise. The exercise price is subject to customary adjustments as set forth in the Warrants. The Warrants contain provisions limiting exercise in the event that the holder's beneficial ownership of the Company's Common Stock would exceed 4.99%.

The Securities Purchase Agreement and a form of the Class C and Class D Warrants are filed herewith as Exhibits 2.1, 4.1, and 4.2, respectively, and all descriptions of such documents included herein are qualified in their entirety by reference to such documents.

The securities were sold in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D thereunder.  Each investor represented that it was an accredit investor within the meaning of the Act and had reviewed all information about the Company necessary to make an informed investment decision.

The transaction documents have been included to provide you with information regarding their terms.  The transaction documents contain representations and warranties made by the parties to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the transaction documents.  While the Company does not believe that the disclosure schedules contain information that it is required to disclose pursuant to applicable securities laws, other than information that has already been publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached transaction documents.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the Company's general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the transaction documents, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Item 8.01

Other Events

On March 26, 2007, the Company issued a press release regarding the financing described above.  A copy of this press release is attached as Exhibit 99.1

Item 9.01

Financial Statements and Exhibits

(c) Exhibits

2.1

Securities Purchase Agreement dated March 21, 2007*

4.1

Form of Class C Warrant

4.2

Form of Class D Warrant

99.1

Press Release issued by International Isotopes, Inc. dated March 26, 2007.

____________

* Schedules and similar attachments to the Securities Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-B. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Isotopes, Inc.

Date: March 22, 2007	By: /s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer